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Filed Pursuant to
Rule 424(b)(3) and (c)
File No. 333-84438

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 30, 2002
TO PROSPECTUS DATED SEPTEMBER 18, 2002

6,170,208 Shares

Common Stock

        This Prospectus Supplement should be read in conjunction with the Prospectus dated September 18, 2002 (the "Prospectus"). This Prospectus Supplement is being filed to amend the Selling Shareholders section of the Prospectus to reflect the distribution by Zany Brainy, Inc. of certain of its FAO, Inc. shares covered by the Prospectus to its unsecured creditors under a plan of bankruptcy.

SELLING SHAREHOLDERS

        The following table lists:

  •
  the names of each of the Selling Shareholders;

  •
  the number of shares of common stock owned directly or upon the exercise of warrants by each of the Selling Shareholders prior to this offering;

  •
  the number of shares that may be offered and sold by each of the Selling Shareholders; and

  •
  the number of shares each Selling Shareholder will own after the sale, assuming such shareholder sells all his or her shares registered for resale hereunder, and the percentage of the total shares outstanding represented by those shares.

        As used in this prospectus, "Selling Shareholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a Selling Shareholder after the date of this prospectus as a gift, pledge, partnership distribution, distribution to members or stockholders, transfer in connection with a bankruptcy plan of liquidation or other non-sale transfer. Except as noted below, none of the Selling Shareholders has had any position, office or other material relationship with us within the past three years. The shares of ARBCO Associates L.P., Kayne Anderson Non-Traditional Investments, L.P. and Richard Kayne (the "Kayne Entities") covered by this prospectus were registered in order that the Kayne Entities could pledge them as collateral. The Kayne Entities have no current intention of reselling such shares. The Kayne Entities, Bryant Riley, Gilbert Matthews and Robert A. Muh are affiliates of registered broker-dealers. Each Selling Shareholder who is an affiliate of a broker-dealer bought in the ordinary course of business and at the time of purchase of the securities to be resold had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

			Ownership of Common Stock After Offering(1)
	Shares of Common Stock Owned Prior to Offering(2)	Shares Offered for Selling Shareholder's Account(2)
Selling Shareholders			Number of Shares(2)	Percent
ARBCO Associates, L.P.(3)	2,395,618	1,961,159(1)	2,395,618	6.84%
Kayne Anderson Non-Traditional Investments, L.P.(3)	1,514,582	493,837(1)	1,514,582	4.32
Richard Kayne(3)	1,088,160(4)	818,438(1)	1,088,160(4)	3.11
Zany Brainy, Inc.(5)	244,037	244,037	—	*
Palomar Ventures I, L.P.(6)	132,954	132,954	—	*
Marina Corporate LLC(7)	68,995	68,995	—	*
Jerry & Ida Kayne(8)	256,320	256,320	—	*
Stephen Kayne(9)	64,080	64,080	—	*
Bruce Newberg(10)	10,000	10,000	—	*
Lloyd Miller(11)	192,240	192,240	—	*
Jerrold Fine(12)	25,000	25,000	—	*
William Calvert(13)	16,020	16,020	—	*
Milton and Rosemary Okun(14)	160,200	160,200	—	*
Bryant Riley(15)	160,200	160,200	—	*
Carl E. Warden SEP/IRA(16)	30,000	30,000	—	*
Keith Kretschmer(17)	64,080	64,080	—	*
Sigmund and Judith Wolkomir(18)	16,020	16,020	—	*
Michael Targoff(19)	225,753	225,753	—	*
Robert A. Muh(20)	32,040	32,040	—	*
Gilbert Matthews(21)	27,040	27,040	—	*

Arthur E. Hall(22)	200,000	200,000	—	*
Robert Schnell(23)	26,120	26,120	—	*
Donald Shapiro(24)	32,040	32,040	—	*
John and Angela Holland(25)	25,632	25,632	—	*
Tom Hacking(26)	32,040	32,040	—	*
Valley Media, Inc.(27)	74,092	74,092	—	*
Argo Partners(28)	45,483	45,483	—	*
Ingram Book Company(29)	44,459	44,459	—	*
Learning Curve International Inc.(30)	39,202	39,202	—	*
Lego Systems Inc.(31)	36,328	36,328	—	*
Liquidity Solutions, Inc.(32)	33,493	33,493	—	*
PNC Leasing(33)	22,180	22,180	—	*
Ty Inc.(34)	21,294	21,294	—	*
Euler/American Credit Indemnity(35)	13,904	13,904	—	*
Online Retail Partners LLC(36)	13,261	13,261	—	*
Northeast Graphics, Inc.(37)	12,089	12,089	—	*
Panline USA, Inc.(38)	11,390	11,390	—	*
Americomm LLC(39)	11,296	11,296	—	*
Klutz, Inc.(40)	10,441	10,441	—	*
Buena Vista Home Entertainment(41)	10,157	10,157	—	*
Townsend Property Trust Limited(42)	8,820	8,820	—	*
University Games Corp.(43)	8,567	8,567	—	*
Rounder Distribution, Inc.(44)	8,193	8,193	—	*
Mattel, Inc.(45)	8,021	8,021	—	*
Binney & Smith, Inc.(46)	7,797	7,797	—	*
Midland Paper Company(47)	7,763	7,763	—	*
District 65 Pension Plan(48)	7,376	7,376	—	*
CRST Logistics, Inc.(49)	7,201	7,201	—	*
Jack of All Games, Inc.(50)	7,147	7,147	—	*
A.W. Faber-Castell USA, Inc.(51)	7,092	7,092	—	*
Enesco Group, Inc.(52)	7,003	7,003	—	*
The Learning Company(53)	6,909	6,909	—	*
Random House, Inc.(54)	6,778	6,778	—	*
Hasbro Inc.(55)	5,682	5,682	—	*
American Shipping Company, Inc.(56)	5,515	5,515	—	*
Group holding less than 1% of FAO, Inc.'s outstanding shares	347,030	347,030	—	*

Total	7,895,134	6,170,208	4,998,360	14.27%

(1)
Amounts assume each Selling Shareholder sells all of its shares offered hereby except for the Kayne Entities, whose shares are being registered for pledge as collateral, and therefore the amounts assume the sale of none of such Kayne Entities' shares.

(2)
Approximately 368,548 of the shares in this table owned by the Kayne Entities are shares that may be obtained upon exercise of outstanding warrants that are currently exercisable.

(3)
Richard A. Kayne is the President and Chief Executive Officer of Kayne Anderson Investment Management, Inc., which is the general partner of Kayne Anderson Capital Advisors, L.P., which in turn is the general partner of ARBCO Associates, L.P. and Kayne Anderson Non-Traditional Investments, L.P. Mr. Richard Kayne is also a director of the Company. The address for Mr. Richard Kayne and such entities is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

(4)
Includes 5,630 shares held in trusts and custodial accounts as to which Mr. Richard Kayne is the trustee or custodian but as to which he disclaims any beneficial interest.

(5)
Zany Brainy, Inc. c/o ACL Adjustment Associations, Inc., 165 Central Avenue, Hasbrouck Heights, New Jersey 07604. Zany Brainy, Inc., together with five of its subsidiaries (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") on May 15, 2001. In connection with the Bankruptcy, we purchased substantially all of the assets and certain liabilities of the Debtors. Part of the consideration for this purchase included issuing 1.1 million shares of our common stock to Zany Brainy, Inc. On March 6, 2002, the United States Bankruptcy Court for the District of Delaware, the court overseeing the Bankruptcy, approved and confirmed the Joint Consolidated Liquidating Plan of Reorganization (the "Liquidation Plan") filed by the Debtors and official committee of unsecured creditors. On September 18, 2002, Zany Brainy, Inc. distributed a total of 855,963 shares of our common stock received by it in connection with the Bankruptcy, to certain unsecured creditors in accordance with the Liquidation Plan and in satisfaction of certain claims held by these unsecured creditors. Pursuant to the Liquidation Plan, Zany Brainy, Inc. will, among other things, transfer the remainder of its shares, the 244,037 shares included in this prospectus, to certain of the Debtors' unsecured creditors in satisfaction of any further claims held by these unsecured creditors. This transfer will be effectuated by the disbursing agent for the Bankruptcy at various payment dates and otherwise in accordance with the terms of the Liquidation Plan. The total number of shares distributed to any one party pursuant to the Liquidation Plan will not exceed 1% of our outstanding stock as of the date of this prospectus. The transferees of these shares may then sell or otherwise transfer these shares pursuant to this prospectus.

(6)
Ventures I, L.P., 100 Wilshire Boulevard Suite 450, Santa Monica, CA 90401

(7)
Marina Corporate LLC, 4134 Del Rey Avenue, Marina del Rey, CA 90292

(8)
Jerry & Ida Kayne, c/o Fortune Financial, 1800 Avenue of the Stars, Suite 310, Los Angeles, CA 90067

(9)
Stephen Kayne, Fortune Financial, 1800 Avenue of the Stars, Suite 310, Los Angeles, CA 90067

(10)
Bruce Newberg, 11601 Wilshire Blvd., Suite 1940, Los Angeles, CA 90025

(11)
Lisa Garrison c/o PNC Bank Re: Lloyd Miller, 249 Fifth Avenue P1-POPP-LB-6, Trust Securities Vault 939, Pittsburgh, PA 15222-2707

(12)
Jerrold Fine, HSMC Partners, L.P., 10 Wright Street, Building B-4, Westport, CT 06881

(13)
William Calvert, c/o Lehman Brothers, 1100 Glendon Avenue 11th Floor, Westwood, CA 90024

(14)
Milton T. Okun and Rosemary Okun, 942 North Alpine, Beverly Hills, CA 90210

(15)
Bryant Riley, B. Riley & Company, Inc., 11150 Santa Monica Boulevard, Suite 750, Los Angeles, CA 90025

(16)
RBC Dain Rauscher Custodian, f/b/o Carl E. Warden SEP/IRA, 510 Marquette Avenue South, Minneapolis, MN 55402-1106, Attn: Alternative Investments-Lisa Adams

(17)
Keith Kretschmer, 294 Sunshine Avenue, Sequim, WA 98382

(18)
Sigmund and Judith Wolkomir, 707 Broughton Road, Bethel Park, PA 15102

(19)
Michael Targoff, 1330 Avenue of the Americas, 36th Floor, New York, NY 10019

(20)
Robert A. Muh, c/o Sutter Securities, Inc., 1 Sansome Street Suite 3950, San Francisco, CA 94104

(21)
Gilbert Matthews, c/o Sutter Securities, Inc., 1 Sansome Street, Suite 3950, San Francisco, CA 94104

(22)
Arthur E. Hall, 1726 Cedarwood Drive, Minden, NV 89423

(23)
Robert Schnell, c/o Kayne Anderson, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067

(24)
Donald Shapiro, c/o Kayne Anderson, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067

(25)
John & Angela Holland, c/o Kayne Anderson, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067

(26)
Tom Hacking, c/o Kayne Anderson, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067

(27)
Valley Media, Inc., Attn: Albert H. Westphal, Sr. Director of Credit & Collections, 1280 Santa Anita Court, Woodland, CA 95776

(28)
Argo Partners, Attn: Matthew Gold, Esq., 12 West 37th St., 9th Floor, New York, NY 10018

(29)
Ingram Book Company, One Ingram Blvd., Attn: W.A. Stringer, La Vergne, TN 37086

(30)
Learning Curve International, c/o Continental Insurance Company, P.O. Box 905, Attn: Denise Firelli, Monmouth Junction, NJ 08852-0905

(31)
Lego Systems Inc., c/o Lego Media Inc., 555 Taylor Road, Enfield, CT 06082

(32)
Liquidity Solutions, Inc., One University Plaza, Suite 518, Hackensack, NJ 07601

(33)
PNC Leasing, c/o PNC Bank, National Association, Attn: Michael Valerio, V.P., 1600 Market Street, 28th Floor, Philadelphia, PA 19103

(34)
Ty Inc., c/o Steven B. Towbin, D'Ancona & Pflaum LLC, 111 East Wacker Drive, Suite 2800, Chicago, IL 60601

(35)
Euler/American Credit Indemnity, Assignee of Connector Set Ltd Park (K'nex), 100 E. Pratt Street, 5th Floor, Baltimore, MD 21202

(36)
Online Retail Partners LLC, Online Retail Partners/Accordia, 632 Broadway, New York, NY 10012-2614

(37)
Northeast Graphics, Inc., 291 State Street, P.O. Box 477, North Haven, CT 06473-0477

(38)
Panline USA, Inc., D/B/A Alex, 251 Union Street, Northvale, NJ 07647

(37)
Americomm LLC, Attn: Glenn Miller, 1065 Bristol Road, Mountainside, NJ 07092

(40)
Klutz, Inc., 455 Portage Avenue, Palo Alto, CA 94306

(41)
Buena Vista Home Entertainment, 500 S. Buena Vista St., Attn: Corporate Credit & Collections, Burbank, CA 91521-9730

(42)
Townsend Property Trust Limited, Attn: David L. Pollack, 1735 Market Street—51st Floor, Philadelphia, PA 19103

(43)
University Games Corp., 2030 Harrison Street, San Francisco, CA 94110

(44)
Rounder Distribution, c/o Rounder Kids, Attn: Eddirland Christel, Palmer & Dodge LLP, One Beacon Street, Belmont, MA 02478-3190

(45)
Mattel, Inc., 333 Continental Blvd. MI-1203, Attn: Brian Liivoja, El Segundo, CA 90245-5012

(46)
Binney & Smith, Inc., 1100 Church Lane, Easton, PA 18044

(47)
Midland Paper Company, 101 E. Palatine Road, Wheeling, IL 60090

(48)
District 65 Pension Plan, c/o Jeremy E. Meyer, Esq., Cleary & Josem LLP, 1420 Walnut St., Suite 300, Philadelphia, PA 19102

(49)
CRST Logistics, Inc., c/o Eric W. Lam, Moyer & Bergman, P.L.C., P.O. Box 1943, Cedar Rapids, IA 52406-1943

(50)
Jack of All Games, Inc., 14-20B 129th Street, College Point, NY 11356

(51)
A.W. Faber-Castell USA, Inc., 1802 Central Avenue, Cleveland, OH 44115

(52)
Enesco Group, Inc., 225 Windsor Drive, Itasca, IL 60143

(53)
The Learning Company, Attn: Mattel Interactive, Credit Department, 500 Redwood Blvd., Novato, CA 94947

(54)
Random House, Inc., 400 Hahn Road, Westminster, MD 21157

(55)
Hasbro, Inc., Attn: Judith A. Smith, 200 Narrangansett Park Drive, Pawtucket, RI 02862

(56)
American Shipping Company, Inc., c/o Fein, Such, Kahn & Shepard, PC, 7 Century Drive, Suite 201, Parsippany, NJ 07054

*
Less than one percent.

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SELLING SHAREHOLDERS